Exhibit 10.3

MEMORIAL SLOAN KETTERING CANCER CENTER,

UNIVERSITY OF CAMBRIDGE, AND

PHENOGEN SCIENCES

COLLABORATIVE RESEARCH AGREEMENT

THIS Collaborative RESEARCH AGREEMENT (hereinafter “Agreement’’), effective as of the last date of execution by the parties hereto (“Effective Date”), is by and between MEMORIAL SLOAN KETTERING CANCER CENTER (hereinafter “MSK”), a not-for-profit .corporation of the State of New York having offices at 1275 York Avenue, New York, NY 10065, THE CHANCELLOR. MASTERS AND SCHOLARS OF THE UNIVERSITY OF CAMBRIDGE, a not-for-profit entity of the United Kingdom having offices at The Old Schools, Trinity Lane, Cambridge CB2 1TN, UK (hereinafter “Cambridge”), and PHENOGEN SCIENCES, Inc., (Phenogen· or “Company”) a for-profit entity of the State of North Carolina, having offices at Suite 320, 9115 Harris Corners Parkway, Charlotte, NC 28269 USA and subsidiary of GENETIC TECHNOLOGIES LIMITED, a for-profit entity of Australia, having offices at 60-66 Hanover Street, Fitzroy, Victoria 3065, Australia. Each of MSK, Cambridge and Phenogen may be referred to as a “Party” and collectively as the “Parties.·

WHEREAS, MSK is a premier cancer center committed to exceptional patient care, leading edge research and superb educational programs;

WHEREAS, Cambridge is a premier academic Institution contributing to society through the pursuit of education, learning, and research at the highest international levels of excellence;

WHEREAS, Phenogen is a biotechnology company committed to women’s health and bringing to market the most recent advancements in breast cancer risk assessment;

WHEREAS, Cambridge has developed an algorithm to generate “Polygenlc Risk Scores” for BRCA1 and BRCA2 mutation carriers (“AAlgorithm”): and

WHEREAS, MSK, Cambridge and Phenogen desire to undertake a collaborative effort using the Algorithm to develop software applications which correlate patients’ variant burden and BRCA1/BRCA2 mutations with his/her probability of developing breast cancer (such software to be referred to as “Applications”).

NOW THEREFORE, In consideration of the foregoing recitals, the mutual agreements and promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                COLLABORATIVE WORK PLAN

1.1                         MSK, Cambridge and Phenogen agree to collaborate In a program of Applications development entitled KBCRF Risk Project (hereinafter, the “Plan”) as described In Exhibit A, which is attached and made part of this Agreement.

1.2                        Each Party will use· its own funds to carry out its participation in the Plan, subject to Clause 1.4 below.

1.3                         (I) Cambridge hereby grants to MSK and Phenogen those license rights to: (a) the Algorithm set forth In Section 3 hereinafter; and (b) related confidential information, described more fully below. This license and information are being provided for the sole purpose of allowing MSK and Phenogen to assist In creating the Applications referenced In the Plan.

(II) Phenogen wlll provide the other Parties with periodic written reports detailing Its status in performing Its obligations under the Plan. Phenogen shall be available by phone and e-mail to discuss its progress no less frequently than quarterly. Phenogen shall provide MSK and Cambridge access to any Appllcatlons it creates for research use only. Phenogen shall also support design reviews regarding the development of the Applications under the Plan, as requested by the other Parties. Design reviews may be held via teleconference or at a mutually agreed upon location.

1.4                        A.                             As consideration for performance by Phenogen. under the terms of this Study Agreement, MSK shall pay Phenogen according to the following schedule:

Cost to genotype BC-SNP per Subject: USO 100

This cost per Subject Includes the following:

1.   Design and analytic validation of the BC-SNP used In the Study

2.    Buccal-swab kit

3.    Shipping to lab

4.    Genotyping and Reporting of results

2.                               Proje ct Managers.

2.1                        The primary contact (hereinafter “Project Manager(s)”) assigned by MSK for directing the perfonnance of the Plan Is Dr. Mark Robson. The Project Manager assigned by Cambridge is Professor Antonis Antoniou. The Project Manager assigned by Phenogen is Dr. Erika Tuff. If for any reason the Project Manager(s) of one of the Parties becomes unavailable, the affected Party shall promptly notify the other Parties In writing. If a mutually acceptable successor is not identified, this Agreement may be terminated immediately by any Party.

2.2                        Phenogen’s Project Manager will meet on a regular basis with MSK’s representatives, and Cambridge’s repr sentatlves at their reasonable request, through teleconference, web interface, and face-to-face meetings to ensure the Applications comply with functional and quality requirements.

3.                               DATASET LICENSE GRANT AND TERMS

3.1                        Cambridge hereby grants to MSK and Phenogen a non-exclusive license to use the Algorithm for each Party’s respective performance under the Plan, and not for any other purpose. Only those of the Parties’ resources which have been directly engaged by the Project Managers may access or use the Algorithm. Except as stated In the previous sentence, neither MSK nor Phenogen may transfer, or provide access to, the Algorithm to any third party without Cambridge’s prior written consent. Each of MSK and Phenogen shall ensure that their resources use the Algorithm In accordance with all applicable laws and appropriate standards of skill and care.

3.2                         Cambridge retains the rights and ownership it has in the Algorithm. These rights include the rights to reproduce, modify, improve, use, transfer and sell the Algorithm for any purpose.

3.3                        The license granted hereunder shall not be construed to confer any rights to MSK or Phenogen by Implication, estoppel or otherwise as to any technology or material not Included In the Algorithm.

3.4                         Except for the development of the Applications, MSK and Phenogen shall not modify, abridge, condense, adapt, recast, or transform or create a derivative work of the Algorithm. in any manner or form, without the prior written agreement of Cambridge except as expressly set forth in the Plan.

3.5                       MSK and Phenogen acknowledge that the Algorithm is or may be the subject of a patient application or other intellectual property rights. Except as provided in this Agreement, no express or implied licenses or other rights are provided to MSK and Phenogen under any proprietary rights of Cambridge, Including without limitation patents, patent applications or trade secrets. Except as provided herein, no express or Implied licenses or other rights are provided to use the Algorithm or any related patents of Cambridge. If Phenogen desire to use, license or otherwise provide the Algorithm for commercial purposes at the end of the Plan, Cambridge will offer Phenogen an option to enter into a non-exclusive royalty-bearing license agreement to commercially exploit the Algorithm. The applicable Party/(les) shall first negotiate in good faith with Cambridge to establish the terms of a commercial license. Cambridge shall have no obligation to grant such a license, and may grant exclusive or non-exclusive commercial licenses to others, or sell or assign all or part of the rights in the Algorithm to any third party.

4.                                RIGHTS IN WORK PRODUCT.     All  Applications,   original  research  results, data, records, discoveries, inventions. tangible property, and Intangible property produced under this Agreement (collectively “Work Product”), regardless of whether such Work Product Is patentable or otherwise protectable under United States law, shall be jointly owned by MSK and Phenogen. Each of MSK and Phenogen is free to use, exercise, or practice the Work Product without consent of, or accounting to, the other Party, provided that, to the extern such Work Product requires the use of Cambridge’s Algorithm, permission is obtained from Cambridge prior to any commercial exploitation of the Work Product. Subject to the negotiation of a commercial license with Cambridge under Section 3.5 hereto, the Parties agree to discuss, in good faith, collaboratlve management of all Work Product. MSK and Phenogen hereby grant to Cambridge a non-exclusive, royalty-free license to use the Work Product for research purposes. To the extent any Work Product is jointly invented or created by Cambridge, Cambridge shall also constitute a joint owner of such Work Product

5.                              REPORTS. Phenogen shall provide those reports specified in Section 1.3(ii) hereinabove. Additionally, within thirty (30) days following termination of this Agreement, Phenogen will furnish to MSK and Cambridge a final technical report summarizing the work performed and the results thereof.

6.                                PUBLICATION.

6.1                        Publication. The Parties agree that they may collaborate on a joint publication and/or presentation with respect to the Plan results or conclusions. The Parties agree to cooperate with each other should they decide to so jointly publish and/or present. Notwithstanding the foregoing, if one Party proposes to separately publish any results or conclusions from the Plan, it must allow the other Parties to review any proposed publication thirty (30) days prior to submitting it for publicatlon. If within said period, the reviewing Party notifies the other Party hereto in writing that lt wishes publication of identified portions to be delayed In order to protect proprietary lnformation or intellectual property that may be disclosed by the publication or to prepare and file a patent application, the Party so notified will use reasonable efforts to cause publication to be delayed for up to an additional sixty (60) days. Such delay will not however be imposed on the filing of any student thesis or dissertation. In addition, a Party shall not publish Confidential Information received from the other party (not to include results, information, data or materials generated In the course of the Research Project) without such other party’s written consent

6.2                         Authorship. Authorship of publications of the results of the Plan wlll be determined in accordance with appropriate scientific and academic standards and customs. Proper acknowledgement will be made for the contributions of each Party to the collaboration.

7.                               CONFIDENTIALITY.

7.1                        During the Term, one Party may provide proprietary and confidentlal Information to the other Party that It considers necessary to conduct the Plan. Accordingly, Confidential Information is any and all data and information that is disclosed by the disclosing Party to the receiving Party during the Term, regardless of whether the information Is disclosed in writing, orally, graphically, electronically, or In any other manner, and which relates to the Plan, is expressly marked or designated In writing as confidential and proprietary by the disclosing Party, or is of a character that one would reasonably consider to be confidential In the field of research. Except to the extent required by law or as necessary for reporting purposes, the Parties will not disclose any specific terms of this Agreement to any third Party or refer to any specific terms of this Agreement, without prior approval from the other Party, although 1he Parties will not unreasonably withhold such approval.

7.2                         The Parties agree that any Confidential Information disclosed, developed or otherwise derived in accordance with this Agreement will be maintained in secrecy and confidentiality and each Party will use all reasonable diligence to prevent disclosure except to its own personnel on a “need to know” basis and to Its professional advisors who are under a similar obligation of confldentlaUty and non-use. The Parties agree to protect Confidential Information disclosed to them with the same degree of care, but no less than a reasonable degree of care, as they use to protect their own Confidential Information, and agree not to disclose Confidential Information to any third Party without the prior written permission of the disclosing Party. The Parties will obtain acceptance of the terms of this Agreement by all persons under their direct control and supervision who have access to the Confidential Information disclosed to them under this Agreement.

7.3                        During the Term, and for five (5) years thereafter, the Parties shall not disclose to third parties or the public any Confidential Information received from the other Party under this Agreement without the consent of the disclosing Party. This obligation shall not apply to Confidential Information which:

I)                                is or becomes a matter of public knowledge;

Ii)                              Is, as shown by adequate proof, already in the possession of the receiving party prior to receiving it from the disclosing party;

iii)                           is developed Independently of lnformation received from the disclosing party, as evidenced by written documentation; or

iv)                           Is disclosed to the receiving Party by a third party who is not under an obligation of confidentiality relative to the non-receiving party.

7.4                        If a receiving Party or Its representatives are requested or required by applicable laws, judicial orders or governmental regulations (i.e., without limitation, by oral questions, interrogatories or other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar proceeding) to disclose any Confidential Information or any of the facts, disclosure of which is prohibited under this Agreement, and more specifically under this Article 7, then the receiving Party will advise the disclosing Party with prompt written notice of any such request or requirement so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive the receiving Party’s need for compliance with the provisions of this Agreement regarding confidentiality as it relates to the Confidential Information required to be disclosed.

a. Intentionally omitted.

9.                               WARRANTIES AND _INDEMNIFICATION,

9.1                         NONE OF THE PARTIES MAKE ANY REPRESENTATIONS NOR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE

USE OF THE ALGORITHM, RESULTS, APPLICATIONS, OR ANY RIGHTS OR ACCESS THERETO WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

9.2.                Phenogen shall at all times, defend, Indemnify and hold MSK and Cambridge, and their respective affiliates, directors, officers, agents and employees (collectively “Indemnitees”), harmless against all claims, fees and expenses resulting from Phenogen’s receipt, use, handling, storage or disposal of the Algorithm, Applications, and Work Product. No settlement, consent judgment or other voluntary final disposition of the suit may be entered Into without the prior written consent of the applicable Indemnified party, which consent shall not unreasonably be withheld. This Article shall survive any termination of this Agreement.

9.3                         Subject to Article 9.2, MSK shall be liable for its receipt, use, handling, storage or disposal of the Work Product

9.4                        Phenogen represents and warrants that it carries Insurance in sufficient amounts to protect MSK and Cambridge with regard to events covered by this Section 9.

9.5                        MSK represents and warrants that It has, but only if and to the extent necessary, obtained appropriate ethical and informed consents to. use and generate Work Product and that any results and Work Product being shared with the other Parties will be anonymized.

10.                        TERM AND TERMINATION.

10.1                This Agreement shall be in effect for three (_3_) years from the Effective Date, unless extended by written mutual agreement of the parties. This Agreement may be terminated by any party giving to the others a minimum of thirty (30) days prior written notice.

10.2                  Upon termination or expiration of this Agreement, or upon the earlier request of Cambridge, MSK and Phenogen shall promptly destroy all copies of the Algorithm and Cambridge’s Confidential Information. All rights granted hereunder by Cambridge shall revert to It.

10.3                  Upon termination or expiration of this Agreement, the Parties shall furnish to each other the technical report(s) referenced ln·Artlcle 5 herein.

10.4                 Articles 3-9 inclusive, Articles 11-12 incluslve, Article 16, and Articles 21-22 inclusive shall survive expiration or termination of this Agreement.

11.                       RELATIONSHIP OF PARTIES. The relationship between the Parties under this Agreement shall be that of independent contractors and not as an agent, joint venturer, or partner. Nothing in this Agreement gives any Party the right to act on behalf of the other or incur any obligation or liablllty on behalf of any other Party without its prior written consent.

12.                        USE OF NAME. No Party shell use the name of any other Party, or any variant thereof, or that of its employees in advertising or for any other commercial purpose without such other Party’s prior written approval. No Party shall state or Imply in any publication, advertisement, or other medium that any product or service bearing any of the other Party’s names or trademarks, which it manufactures, sells, or distributes, has been tested, approved, or endorsed by such other Party.

13.                         WAIVER, AMENDMENTS. No waiver, amendment or modification of this Agreement will be effective unless in writing and signed by all Parties.

14.                         ASSIGNMENTS. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; however, this Agreement will be binding on any successors or permitted assigns of any Party. Any attempted assignment or subcontracting In derogation of the foregoing shall be null and void. PHENOGEN shall not subcontract any part of Its obligations under this Agreement.

15.                        INSURANCE. Each Party will maintain Insurance In type and amount sufficient to satisfy Its obligations under this Agreement

16.                        GOVERNING LAW. The Parties expressly agree that this Agreement and the enforcement of the rights and obligations hereunder shall be governed by and construed In accordance with the laws of the State of New York, without regard to its provisions concerning the applicability of the laws of other jurisdictions. Any and all claims arising out of, relating to or In connection with this Agreement, or the relationship between the Parties hereto, shall be subject to the exclusive jurisdiction of and venue in the federal and state courts within New York and each Party hereby consents to the exclusive jurisdiction and venue of these courts, without regard to any conflicts of law principles. Each Party agrees that all claims and matters may be heard and determined In any such court and each Party waives any right to object to such action on venue, forum non conveniens, or similar grounds.

17.      DISPUTE RESOLUTION. Any Party may give a dispute notice to the other Parties to escalate any dispute under this Agreement within twenty-eight (28) days for Joint resolution by the Head of the Research Operations Office for Cambridge, the Vice President of Technology Development for MSK, and the Chief Executive Officer for Phenogen.

17.1                 Negotiation In good faith

If any dispute arises In connection with this Agreement (Dispute) neither party may commence any court or other proceedings In relation to the Dispute unless it has first complied with this clause 17.

17.2                 Written Notice

A party alleging a Dispute has arisen will provide written notice to the other party giving full details of the Dispute (Notice).

17.3                        Negotiation of Dispute

The parties will In good faith use their best endeavours to resolve the Dispute for no more than 30 days from the date of service of the Notice of the Dispute.

17.4                        Referral to Nominated Representatives

If the Dispute cannot be resolved under clause 17.3, then the parties will refer the dispute to;

17.4.1       in the case of MSK, the Vice President of Technology Development

17.4.2       In the case of Phenogen, Its Chief Executive Officer,

17.4.3       in the case of Cambridge, the Head of the Research Operations Office

or their nominees (collectively referred to as the Nominated Representatives). The Nominated Representatives wlll In good faith use their best endeavours to resolve the dispute for no more than 30 days from the date the Dispute was referred to them.

17.6                  Costs

Each party will pay their own costs arising out of the Dispute.

17.6                         Interlocutory Relief

Nothing In this clause 17 will prevent a party from seeking interlocutory relief from a court of appropriate jurisdiction.

17.7                         Performance of Obligations

The parties will continue to perform all their obligations under this Agreement while the Dispute is ongoing.

18.             NOTICES. Any notice or communication required or permitted to be given to a Party under this Agreement will be made In writing and sent by registered or certified mail or by a nationally recognized overnight courier service. Notices under the preceding sentence will be deemed given on the date of receipt.

lfto MSK:

Memorial Sloan Kettering Cancer Center
	Attention:	Gregory Raskin, M.D.
Vice President, Technology Development

1275 York Avenue, Box 524
New York, N.Y. 10065

With a copy to:
Office of Technology Development
	Attention:	Shilpl A. Banerjee, Esq.
Chief Intellectual Property Counsel & Associate General Counsel
If by mail:	1275 York Avenue, Box 524
New York, N.Y.10065
If by courier:	600 Third Avenue, 16th Fl.
New York, N.Y.10016

If to Phenogen:
Phenogen Sciences
	Attention:	Erika Spaeth Tuff, PhD
Director of Clinical Affairs and Medical Education
1300 Baxter Street, Suite 157
Charlotte, NC 28204

With a copy to:
Genetic Technologies I Phenogen Sciences
	Attention:	Richard Allman,PhD
Scientific Director
60-66 Hanover street, Fitzroy, Vic 3065 Australia.
If to Cambridge:
Assistant Director, School of Clinical Medicine
Research Operations Office
University of Cambridge
Greenwich House
Madlngley Road
Cembridge CB3 OTX
United Kingdom

19.                        Headings. The captions or headings in the Agreement do not form part of the Agreement, but are included solely for convenience.                                                                                                                                                                                                                                                                                                                                                                                                                                                                               ·

20.                        Entire Agreement. The Agreement embodies the entire agreement of the parties. It supersedes all prior agreements, whether written or verbal, between the parties with respect to the subject matter.

2.1.                         Severability. If any term or condition of the Agreement Is contrary to applicable law. such term or condition will not apply and will not Invalidate any other part of the Agreement.

22.                        No Third Party Beneficiaries. The Agreement does not create any rights, or rights of enforcement, in third parties.

23.                       Independent Developments. Nothing contained In the Agreement will prevent either Phenogen or MSK from entering into research projects with third parties which are similar to the Plan herein, or from independently developing (either through third parties or through the use of Its own personnel), or from acquiring from third parties, technologies or products which are similar to and competitive with Inventions resulting from the Plan. Further, nothing herein will be construed to grant either Party any rights in any such independently developed technologies or products so developed or acquired as described In this section or any rights to the revenues or any portion thereof derived by the other from the use, sale, lease, license or other disposal of any such technologies or products. Furthermore, nothing herein wlll preclude either Party from transferring any such technologies or products to others including to users of the Intellectual Property resulting from the Plan.

24.                        Export Controls. Phenogen acknowledges that any information or materials provided by the other Parties under this Agreement may be subject to U.S. export laws and regulations, including the International Traffic in Arms (ITAR) Regulations (22 CFR Chapter I, Subchapter M, Parts 120-130), Export Administration Regulations (EAR) (15 CFR Chapter VII, Subchapter C, Parts 730-774}, Office of Foreign Assets Control (OFAC) Regulations (31 CFR, Subtitle B, Chapter V), and Assistance to Foreign Atomic Energy Activities (10 CFR Part 810); each of Phenogen and MSK agrees to comply with all such laws. Because MSK is an academic Institution and has many faculty, staff. students, and visitors who are foreign persons, MSK intends to conduct the Plan as fundamental research under the export regulations, such that the results generated by MSK qualify as “public domain” under ITAR Parts 120.10 and 120.11 or “publicly available” under EAR Parts 734.3(b)(3) and 734.B{a,b). Phenogen will not knowingly disclose, and will use commercially reasonable efforts to prevent disclosure to MSK of any Information subject to export controls under the ITAR’s United States Munitions List (USML, 22 CFR Part 121), the EAR’s Commerce Control List (CCL, 15 CFR Part 774 and Supplements), or 10 CFR Part 810 Restricted Data or Sensitive Nuclear Technology. If for purposes of the research, Phenogen Intends to disclose export-controlled information to MSK, Phenogen will not dlsclose such Information to MSK unless and until a plan for transfer, use, dissemination and control of the Information has been approved by MSK. If Phenogen learns of an export control classlflcatlon by the U.S. or any other government during the course of the research, Phenogen shall Inform MSK of such promptly. In the event Phenogen Inadvertently (i) discloses export controlled Information or (ii) breaches this Article 23, deadlines contemplated by the research will be adjusted based on the time it takes to address the disclosure. Phenogen represents and agrees that it shall not export from the U.S. directly or Indirectly, or transfer to a non-U.S. Person located in the U.S., any technical Information (or the direct product thereof) furnished to Phenogen either directly or indirectly by MSK without first complying with all requirements of all relevant U.S. export regulations, including any government license requirements, if applicable. Phenogen agrees to indemnify, defend and hold harmfess MSK, its officers, agents and employees from all liabllity involving the violation of such export regulations, either directly or indirectly by Phenogen. Phenogen acknowledges It may be subject to criminal liability under U.S. laws for the Phenogen’s failure to obtain any required export licenses.

25.                       Force Majeure. Each of the parties wlll be excused from performance of the Agreement only to the extent that performance Is prevented by conditions beyond the reasonable control of the Party affected. The parties will, however, use their reasonable efforts to avoid or cure such conditions. The Party claiming such conditions as an excuse for delaying performance will give prompt written notice of the conditions, and its intent to delay performance, to the other Parties and will resume Its performance as soon as performance is possible.

26.                       Counter arts. This Agreement may be executed by one or more counterparts by the Parties by signature of a person having authority to bind the Party, each of which when executed and delivered by facsimile, electronic transmission or by mail delivery, will be an original and all of which will constitute but one and the same Agreement.

SIGNATURES ON THE FOLLOWING PAGE

To show their agreement, authorized representatives of the parties have signed duplicate counterparts below.

THE CHANCELLOR, MASTERS AND	MEMORIAL SLOAN
SCHOLARS OF THE	KETTERING
OF THE UNIVERISTY OF CAMBRIDGE	CANCER CENTER

/s/ Gregory Raskin, MD
Gregory Raskin, MD

Vice President
Technology Development
	Date:	Jan 7, 2019

By:	/s/ Jamie Whitaker
Name:	Jamie Whitaker
Title:	Senior Contracts Manager
Date:	10-1-18

I, the undersigned Project Manager will use reasonable efforts to uphold my obligations and responsibilities set forth in this Agreement.		I, the undersigned Project Manager will use reasonable efforts to uphold my obligations and responsibilities set forth in this Agreement.

By:	/s/ Antonis Antoniou	By:	/s/ Mark Robson
Name:	Antonis Antoniou	Name:	Mark Robson
Date:	17/1/2019	Date:	Jan 7, 2019

PHENOGEN

By:	/s/ Dr. Paul Kasian
Name:	Dr. Paul Kasian
Title:	CEO
Date:	3/1/19

I, the undersigned Project Manager will use reasonable efforts to uphold my obligations and responsibilities set forth in this Agreement.

By:	/s/ Erika Spaeth Tuff
Name:	Erika Spaeth Tuff
Title:	Director of Clinical Affairs and Medical Education

Exhibit A

Research Plan

cambridge shall provide the algorithm and related information to Phenogen to enable Phenogen to generate ‘Polygenic Risk Scores for BRCAl and BRCA2 mutation carriers. Phenogen shall provide the Polygenic Risk Scores to MSKCC to enable the MSKCC Scientist to apply those as part of a research project which will aim to provide more personalised cancer risks for women with BRCAl and BRCAZ mutations and which will allow for informed decisions about the clinical management of women with BRCA1/2 mutations. All results shall be shared with Cambridge for research purposes.

Deliverables from Study-MSl(CC

1. MSK Pl will provide Company with a list of 200 (comprised of Breast, Ovarian, and combination Breast and Ovarian samples) Single nucleotide polymorphisms (SNPs) and small insertions and deletions (InDeis) to genotype including the following identifiers: rslD#; Locus; GRCh38/hg38 Nucleotide position; Name of Nearest gene/Gene of Interest; Reference Allele; Effect Allele; (pending NYS: BRCAl weight; BRCAl weight). In addition, MSK Pl will provide the odds ratio and anv addltlonal mathematical formulas necessary to calculate the appropriate polvgenic risk scores specific to the BRCA-subtype.

2.  MSK Pl will sign off on the proposed assay design of the 116 SNPs and 1nDels

3.  MSK Pl will sign off on a validation summary of the 116 SNP assay as the recognition of the Subject Specimen shipment “start-date” [to the lab)

4.  MSK Pl will provide projected Study initiation date with at least 4 weeks notice to allow for kit shipment.

S.  MSK Pl will follow kit collection procedures according to instructions provided by Company

6,  Provide the following on Test requisition form,

a.  The BRCA1 or BRCA2 carrier status of Subject (pending confirmation with NYS).

b.  The ethnicity of the Subject-limited to Caucasian for this study

c.  The age of the Subject

7.  Upon study initiation following Subject enrollment, Company requests MSK Pl ship at minimum 12 patient specimen before expecting results to allow for appropriate batching

Deliverables from the Company;

1.  Company will design, order and validate the genotyping assay for up t 200 SNPs and lnDels as requested by the MSK Pl within 6 months of the receipt of the comprehensive SNP list including the associated odds ratios for each patient specific-scenario (ie; breast, ovarian, BRCA1, BRCA2) and any additional mathematical formulas that are crucial to the results delivery.

2.  Upon completion of probe design, prior to placing order, Company will provide MSK Pl with a summary of assay design expectations associated with each rslD#. This may include but is not limited to, listing the surrogate SNP / lnDel that may be used In LD with one of the 116 SNPs. ·

3.  Company will provide MSK Pl a 1-page validation summary Identifying the completion of the assay and signifying Company Is ready for Specimen collection/shipment to commence

4.  Company will provide a bulk shipment of buccal swab kits for a total of 115 Subjects arriving no later than a week prior to Study initiation.

5.  Company will provide genotype reports to the MSK Pl Including the rslO#; Chr#; GRCh38/hg38 Nucleotide position; Name of Nearest gene/Gene of Interest; the reference allele; the Subject’s allele and the associated weights.

6.  Company will provide polygenic risk score specific to 8RCAl carriers, BRCA2 carriers.

7.  Maximum no-call-rate of Specimen will be 5%

8.  Test turnaround time will be dependent on sample accrual. Company will make an effort t.o provide results within 3 weeks, but this will be determined by the number of samples we receive at one time-we batch samples, and need to run at least 12 at a time. Turn around time will be extended as long as it takes to place 12 patient specimen on an array.

9  MSK Pl will be notified for redraw If Specimen failed to meet the acceptble quantity/quality (QC) following extraction.

New kit will be provided by Company.